Exhibit 4.1

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS CERTIFICATE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR.

REGISTERED	REGISTERED
NO. 000	PRINCIPAL AMOUNT

CUSIP No. 26884A BL6	$000,000,000

ERP OPERATING LIMITED PARTNERSHIP

3.000% Notes due July 1, 2029

ERP Operating Limited Partnership, an Illinois limited partnership (the “Issuer,” which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of 000 Hundred Million Dollars on July 1, 2029 (the “Maturity Date”), and to pay interest thereon from June 26, 2019 (or from the most recent Interest Payment Date to which interest has been paid or duly provided for), semi annually in arrears on January 1 and July 1 of each year (each, an “Interest Payment Date”), commencing on January 1, 2020, and on the Maturity Date, at the rate of 3.000% per annum, until payment of said principal sum has been made or duly provided for.

The interest so payable and punctually paid or duly provided for on any Interest Payment Date and on the Maturity Date will be paid to the Holder in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the “Record Date” for such payment, which will be the June 15 or December 15 next preceding such Interest Payment Date, or the Maturity Date, as the case may be. Any interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Record Date, and shall be paid to the Holder in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a subsequent record date for the payment of such defaulted interest (which shall be not more than 15 days and not less than 10 days) prior to the date of the payment of such defaulted interest) established by notice given by mail by or on behalf of the Issuer to the Holders of the Notes not less than ten days preceding such subsequent record date. Interest on this Note will be computed on the basis of a 360-day year of twelve 30-day months.

The principal of this Note payable on the Maturity Date will be paid against presentation and surrender of this Note at the office or agency of the Issuer maintained for that purpose in the Borough of Manhattan, the City of New York. The Issuer hereby initially designates the Corporate Trust Office of the Trustee in the City of Chicago, and the office or agency of the Trustee in the Borough of Manhattan, the City of New York, as the offices to be maintained by it where Notes may be presented for payment, registration of transfer or exchange and where notices or demands to or upon the Issuer in respect of the Notes or the Indenture referred to on the reverse hereof may be served.

Interest payable on this Note on any Interest Payment Date and on the Maturity Date, as the case may be, will be the amount of interest accrued from and including the immediately preceding Interest Payment Date (or from and including June 26, 2019, in the case of the initial Interest Payment Date) to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be. If any Interest Payment Date other than the Maturity Date would otherwise be a day that is not a Business Day (as defined below), such Interest Payment Date will be postponed to the succeeding Business Day. If the Maturity Date falls on a day that is not a Business Day, principal and interest payable on the Maturity Date will be paid on the succeeding Business Day with the same force and effect as if it were paid on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after the Maturity Date. “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or the City of Chicago are authorized or required by law, regulation or executive order to close.

Payments of principal and interest in respect of this Note will be made to the registered Holder of this Note in such coin or currency as at the time of payment is legal tender for the payment of public and private debts.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be entitled to the benefits of the Indenture referred to on the reverse hereof or be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under such Indenture.

*    *    *    *    *

IN WITNESS WHEREOF, the Issuer has caused this instrument to be signed manually or by facsimile by its duly authorized officers.

Dated: June 26, 2019	ERP OPERATING LIMITED PARTNERSHIP, as Issuer

	By:	EQUITY RESIDENTIAL, not individually but as General Partner

By:
Robert A. Garechana
	Its:	Executive Vice President and Chief Financial Officer

By:
Scott J. Fenster
	Its:	Executive Vice President, General Counsel and Corporate Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

Dated: June 26, 2019	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

[REVERSE OF NOTE]

ERP OPERATING LIMITED PARTNERSHIP

3.000% Notes due July 1, 2029

This Note is one of a duly authorized issue of debentures, notes, bonds, or other evidences of indebtedness of the Issuer (hereinafter called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to (i) an Indenture dated as of October 1, 1994 as supplemented from time to time (herein called the “Indenture”), duly executed and delivered by the Issuer to The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.) (as successor to J.P. Morgan Trust Company, National Association, as successor to Bank One Trust Company, N.A., as successor to The First National Bank of Chicago) as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of Securities of which this Note is a part), and (ii) an Officers’ Certificate dated the date hereof (the “Officers’ Certificate”), duly executed by authorized officers of the Issuer, pursuant to Section 301 of the Indenture to which Officers’ Certificate and Indenture and all Indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties, and immunities thereunder of the Trustee, the Issuer, and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), and may otherwise vary as provided in the Indenture. This Note is one of a series designated as the 3.000% Notes due July 1, 2029 of the Issuer (the “Notes”). Subject to being increased by the Issuer pursuant to an Officers’ Certificate, the Notes are limited in aggregate principal amount to $000,000,000 (except as provided in the Indenture).

If an Event of Default with respect to the Notes occurs and is continuing, the principal hereof and Make-Whole Amount (if any) may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect, and subject to the conditions provided in the Indenture.

Prior to April 1, 2029 (the date that is three months prior to the maturity date of the Notes), the Issuer may redeem the Notes, at any time in whole or from time to time in part, at the election of the Issuer, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the Redemption Date and (ii) the Make-Whole Amount, if any, with respect to the Notes. For purposes of the Notes, the Reinvestment Rate will be determined using 0.150% as specified in the Officers’ Certificate in lieu of the percentage contained in the Indenture. On or after April 1, 2029 (the date that is three months prior to the maturity date of the Notes), the Issuer may redeem the Notes, at any time in whole or from time to time in part, at the election of the Issuer, at a redemption price equal to the principal amount of the Notes being redeemed plus accrued interest thereon to the Redemption Date. Notice of any optional redemption of any Notes will be given to Holders at their addresses, as shown in the Security Register, not more than 45 nor less than 15 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Notes held by such Holder to be redeemed.

The Indenture contains provisions for defeasance of (i) the entire indebtedness of the Notes or (ii) certain covenants (specifically including the covenants in the third supplemental indenture dated as of June 4, 2007, by and between the Issuer and the Trustee, as modified by the fourth supplemental indenture dated as of December 12, 2011, by and between the Issuer and the Trustee) and events of default with respect to the Notes in the Indenture in each case upon compliance with Article Fourteen of the Indenture, which provisions apply to the Notes.

The Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the Holders of not less than a majority of the aggregate principal amount of all Outstanding Securities affected by such supplemental indenture, to execute supplemental Indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or modifying in any manner the rights of the Holders of Securities under the Indenture; provided, however, that no such supplemental Indenture shall, without the consent of the Holder of each Outstanding Security so affected, (i) change the stated maturity of the principal of (or premium, if any), or any installment of principal of or interest on, any Security, (ii) reduce the principal amount of, or the rate or amount of interest on, or premium payable upon the redemption of, any Security, (iii) change the place of payment, or the currency, for payment of principal of any Security or any premium or interest on any Security, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Security on or after the stated maturity thereof (or in the case of redemption, on or after the redemption date), (v) reduce the above-stated percentage of Outstanding Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture, or (vi) modify any of the foregoing provisions or any provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holders of each Outstanding Security affected thereby. It is also provided in the Indenture that, with respect to certain defaults or Events of Default regarding the Securities of any series, the Holders of not less than a majority in aggregate principal amount outstanding of the Securities of such series may on behalf of the Holders of all the Securities of such series waive any such past default or Event of Default and its consequences, prior to any declaration accelerating the maturity of such Securities; or, subject to certain conditions, may rescind a declaration of acceleration and its consequences with respect to such Securities. Any such consent or waiver by the Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and any securities that may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Note or such other securities.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any Make-Whole Amount and interest on this Note in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

This Note is issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof. Securities may be exchanged for a like aggregate principal amount of Securities of this series of other authorized denominations at the office or agency of the Issuer maintained for that purpose at the Corporate Trust Office of the Trustee in the City of Chicago, and the office or agency of the Trustee in the Borough of Manhattan, the City of New York, in the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge except for any tax or other governmental charge imposed in connection therewith.

Upon due presentment for registration of transfer of Securities at the office or agency of the Issuer maintained for that purpose at the Corporate Trust Office of the Trustee in the City of Chicago, or the office or agency of the Trustee in the Borough of Manhattan, the City of New York, a new Security or Securities of the same series of authorized denominations in an equal aggregate principal amount will be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

The Issuer, the Trustee, and any authorized agent of the Issuer or the Trustee may deem and treat the Person in whose name this Note is registered as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal hereof and Make-Whole Amount, if any, and subject to the provisions on the face hereof, interest hereon, and for all other purposes, and neither the Issuer nor the Trustee nor any authorized agent of the Issuer or the Trustee shall be affected by any notice to the contrary.

The Issuer is the sole obligor under the Notes, and neither Equity Residential nor any subsidiary of the Issuer has any obligation for payment (principal, interest, premium, if any, or other) on the Notes.

The Indenture and each Security shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of the State of New York.

Terms used herein that are defined in the Indenture shall have the respective meanings assigned thereto in the Indenture.